                                                                     EXHIBIT 3.1

                          FIFTH AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION

                                      OF

                              ENCODING.COM, INC.


     The undersigned, Martin Tobias and John W. Robertson, hereby certify that:

     1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Encoding.com, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of the State of Delaware on March 26, 1998.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                   ARTICLE I

     The name of this corporation is Encoding.com, Inc. (the "Corporation").
                                                              -----------

                                  ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Ltd.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                   ARTICLE IV

     (A) Classes of Stock.  The Corporation is authorized to issue two classes
         ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is One Hundred Forty One Million (141,000,000) shares, each with a par value of $0.001 per share. One Hundred Million (100,000,000) shares shall be Common Stock and Forty One Million (41,000,000) shares shall be Preferred Stock.

     (B) Rights, Preferences and Restrictions of Preferred Stock.  The Preferred
         -------------------------------------------------------
Stock authorized by this Fifth Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. Five Million (5,000,000) shares shall be designated "Series A Preferred Stock"; Four Million (4,000,000)
                            ------------------------
shares shall be designated "Series B Preferred Stock"
                            ------------------------
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and Four Million (4,000,000) shares shall be designated "Series B-1 Preferred
                                                         --------------------
Stock"; Six Million (6,000,000) shares shall be designated "Series C Preferred
-----                                                       ------------------
Stock" and Six Million (6,000,000) shares shall be designated "Series C-1
-----                                                          ----------
Preferred Stock"; and Eight Million (8,000,000) shares shall be designated
---------------
"Series D Preferred Stock" and Eight Million (8,000,000) shares shall be designated "Series D-1 Preferred Stock" The rights, preferences, privileges
            --------------------------
and restrictions granted to and imposed on the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock are as set forth below in this Article IV(B). The Corporation's board of directors (the
"Board of Directors") is hereby authorized to fix or alter the rights,
 ------------------
preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Designations or the Corporation's Certificate of Incorporation or otherwise ("Protective
                                                                 ----------
Provisions"), but notwithstanding any other rights of the Preferred Stock or any
----------
series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinate to, pari passu with (including, without
                                         ---- -----
limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to, any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1.  Dividend Provisions.  Subject to the rights of series of Preferred
              -------------------
Stock which may from time to time come into existence in compliance with the terms hereof, the holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1, Series D or Series D-1 Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) $0.07 per share per annum on each outstanding share of Series A Preferred Stock, Series B and Series B-1 Preferred Stock, (ii) $0.15 per share per annum on each outstanding share of Series C and Series C-1 Preferred Stock, payable quarterly when, as and if declared by the Board of Directors and (iii) $0.52 per share per annum on each outstanding share of Series D and Series D-1 Preferred Stock, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

          2.  Liquidation.
              -----------

              (a) Preference.  In the event of any liquidation, dissolution or
                  ----------
winding up of the Corporation, either voluntary or involuntary (a
"Liquidation"), subject to the rights of series of Preferred Stock that may from
 -----------
time to time come into existence in compliance with the

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terms hereof, the holders of the Series A, Series B, Series B-1, Series C,
Series C-1, Series D and Series D-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.843 per share for each share of Series A Preferred Stock then held by them, up to a total of $250,000 in the aggregate for all holders of Series A Preferred Stock, (ii) $0.843 per share for each share of Series B or Series B-1 Preferred Stock then held by them, (iii) $1.90 per share for each share of Series C or Series C-1 then held by them, (iv) $6.37 per share for each share of Series D or Series D-1, plus in each case declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence in compliance with the terms hereof, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive hereunder.

          (b) Remaining Assets.  Upon the completion of the distribution
              ----------------
required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence in compliance with the terms hereof, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock) until (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $500,000 (including amounts paid pursuant to Section 2(a) above), (ii) with respect to the holders of Series B and Series B-1 Preferred Stock, such holders shall have received an aggregate of $1.686 per share (including amounts paid pursuant to Section 2(a) above), (iii) with respect to the holders of Series C and Series C-1 Preferred Stock, such holders shall have received an aggregate of $3.80 per share (including amounts paid pursuant to Section 2(a) above), and (iv) with respect to the holders of Series D and Series D-1 Preferred Stock, such holders shall have received an aggregate of $12.74 per share (including amounts paid pursuant to Section 2(a) above); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence in compliance with the terms hereof, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each. Notwithstanding the foregoing Sections (B)(2)(a) and (b) of this Article IV, if a holder of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock would have received a greater amount in a Liquidation had such holder converted such Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock into Common Stock immediately prior to such Liquidation pursuant to Section (B)(4)(a) of this Article IV, then such holder shall be entitled to receive such greater amount.

               (c)  Certain Acquisitions.
                    --------------------

                   (i)   Deemed Liquidation.  For purposes of this Section 2, a
                         ------------------
Liquidation of the Corporation shall be deemed to occur if the Corporation shall
(i) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or (ii) merge into or consolidate with any other corporation or business entity (other than a wholly-owned subsidiary corporation) or (iii) effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 2(c)(i) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation.

                   (ii)  Valuation of Consideration.  In the event of a
                         --------------------------
Liquidation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in accordance with this clause (c)(ii). Any securities shall be valued as follows:

                         (A) Securities not subject to investment letter
restricting transfer or other similar restrictions on free marketability:

                             (1) If traded on a securities exchange or The
Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing of the Liquidation;

                             (2) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing of the Liquidation; and

                             (3) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Corporation and, provided at least 500,000 shares of Series B, Series C and Series D Preferred Stock is outstanding, the holders of at least a majority of the voting power of all then outstanding shares of Series B, Series C and Series D Preferred Stock, voting together as a single class.

                         (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Corporation and, provided at least 500,000 shares of Series B, Series C and Series D Preferred Stock is outstanding, the holders of at least a majority of the voting power of all then outstanding shares of Series B, Series C and Series D Preferred Stock, voting together as a single class.

                   (iii) Notice of Transaction.  The Corporation shall give each
                         ---------------------
holder of record of Series A Preferred Stock, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock written notice of such impending transaction not later than ten

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(10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten
(10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                    (iv) Effect of Noncompliance.  In the event the requirements
                         -----------------------
of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.   Redemption.  The Preferred Stock is not redeemable.
               ----------

          4.   Conversion.  The holders of the Series A, Series B, Series B-1,
               ----------
Series C, Series C-1, Series D and Series D-1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):
                                   -----------------

               (a)  Right to Convert.  Subject to Section 4(c), each share of
                    ----------------
Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $0.843 in the case of the Series A Preferred Stock, (ii) $0.843 in the case of the Series B and Series B-1 Preferred Stock, (iii) $1.90 in the case of the Series C and Series C-1 Preferred Stock and (iv) $6.37 in the case of the Series D and Series D-1 Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $0.843 for shares of Series A Preferred Stock, $0.843 for shares of Series B Preferred Stock, $1.90 for shares of Series C Preferred Stock and $6.37 for shares of Series D Preferred Stock. The initial Conversion Price per share of Series B-1, Series C-1 and Series D-1 Preferred Stock shall be determined in accordance with Section 4(d)(i)(C) below. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

               (b)  Automatic Conversion. Each share of Series A, Series B,
                    --------------------
Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering
                                         --------------
price of which is not less than $10.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Corporation of $30,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, voting together as a single class; provided, however, the Series D and Series D-1 Preferred Stock shall only so convert upon the written consent or agreement of the holders of at least two-thirds of the then outstanding shares Series D and Series D-1 Preferred Stock.

          (c) Mechanics of Conversion.  Before any holder of Series A, Series B,
              -----------------------
Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

          (d) Conversion Price Adjustments of Preferred Stock for Certain
              -----------------------------------------------------------
Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Series
-------------------------------------------
A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) Issuance of Additional Stock below Purchase Price.  If the
                  -------------------------------------------------
Corporation shall issue, after the date upon which any shares of Series B, Series C or Series D Preferred Stock were first issued (the "Purchase Date" with
                                                             -------------
respect to each series), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

                    (A) Adjustment Formula.  Whenever the Conversion Price is
                        ------------------
adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding Common") plus the number of
                                         ------------------
shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term "Outstanding Common" shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(F) below.

                    (B) Definition of "Additional Stock".  For purposes of this
                        -------------------------------
Section 4(d)(i), "Additional Stock" shall mean any shares of Common Stock issued
                  ----------------
(or deemed to have been issued pursuant to Section 4(d)(i)(F)) by the Corporation after the Purchase Date) other than:

                        (1) Common Stock issued pursuant to a transaction described in Section 4(d)(ii) hereof;

                        (2) Shares (including shares and options issued before the date of this Agreement) of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

                        (3) Capital stock, or options or warrants to purchase capital stock, issued (i) in connection with an investment by a strategic partner and (ii) to financial institutions, lenders or lessors in connection with commercial credit arrangements, loans, equipment financings or similar transactions;

                        (4) Shares of Common Stock or Preferred Stock issuable upon exercise of options, notes, warrants or other rights outstanding as of the date of this Restated Certificate;

                        (5) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation;

                        (6) Shares of Common Stock issued or issuable upon conversion of the Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock outstanding as of the date of this Restated Certificate; and

                         (7) Shares of Common Stock issued or issuable in a
public offering prior to or in connection with which all outstanding shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock will be converted to Common Stock.

                    (C)  Conversion Price of Series B-1, Series C-1 and Series
                         -----------------------------------------------------
D-1 Preferred Stock. From and after such time as any share of Series B-1,
-------------------
Series C-1 or Series D-1 Preferred Stock is issued and outstanding, except as explicitly set forth in this Certificate of Incorporation, the Conversion Price for the Series B-1 Preferred Stock shall be the Series B Conversion Price in effect immediately prior to such issuance, the Conversion Price for the Series C-1 Preferred Stock shall be the Series C Conversion Price in effect immediately prior to such issuance and the Conversion Price for the Series D-1 Preferred Stock shall be the Series D Conversion Price in effect immediately prior to such issuance, and shall not thereafter be subject to adjustment pursuant to Section 4(d)(i)(A).

                    (D)  No Fractional Adjustments. No adjustment of the
                         -------------------------
Conversion Price for the Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

                    (E)  Determination of Consideration. In the case of the
                         ------------------------------
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (F)  Deemed Issuances of Common Stock. In the case of the
                         --------------------------------
issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i):

                         (1)  The aggregate maximum number of shares of Common
Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(E)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(E).

                    (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.


                    (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(F)(1) and 4(d)(i)(F)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(F)(3) or 4(d)(i)(F)(4).

                         (G) No Increased Conversion Price.  Notwithstanding any
                             -----------------------------
other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(F)(3) and 4(d)(i)(F)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (ii)  Stock Splits and Dividends. In the event the
                          --------------------------
Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of
                                   ------------------------
any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(F).

                    (iii) Reverse Stock Splits.  If the number of shares of
                          --------------------
Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (e) Other Distributions.  In the event the Corporation shall
                   -------------------
declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               (f) Recapitalizations.  If at any time or from time to time there
                   -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

               (g) No Impairment.  The Corporation will not, by amendment of its
                   -------------
Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

               (h) No Fractional Shares and Certificate as to Adjustments.
                   ------------------------------------------------------

                   (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                   (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment,
(B) the Conversion Price for such series of Preferred Stock at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

               (i) Notices of Record Date.  In the event of any taking by the
                   ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (j) Reservation of Stock Issuable Upon Conversion.  The
                   ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

               (k) Notices.  Any notice required by the provisions of this
                   -------
Section 4 to be given to the holders of shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

          5.    Voting Rights.  The holder of each share of Series A, Series B,
                -------------
Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof or in the Bylaws, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

          6.  Protective Provisions.
              ---------------------

              (a)   Majority of Preferred Stock.  Subject to the rights of
                    ---------------------------
series of Preferred Stock which may from time to time come into existence in compliance with the terms hereof, so long as any shares Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class:

                    (i) effect, or permit to occur, a transaction described in Section 2(c)(i) above;

                    (ii) alter or change the rights, preferences or privileges of the shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock so as to affect adversely the shares of such series;

                    (iii) increase or decrease (other than by conversion and except as set forth in Section 8) the total number of authorized shares of Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock;

                    (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock with respect to voting, dividends, conversion or upon Liquidation;

                    (v) amend this Restated Certificate or the Bylaws of the Corporation;

                    (vi) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

                    (vii) change the authorized number of directors of the Corporation; or

                    (viii) declare or pay any dividend or distribution with respect to shares of Common Stock or other equity securities junior to the Series A, Series B or B-1, Series C or C-1, or Series D or D-1 Preferred Stock.

               (b) Supermajority of Preferred Stock.  Subject to the rights of
                   --------------------------------
series of Preferred Stock which may from time to time come into existence in compliance with the terms hereof, so long as any shares Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two thirds of the then outstanding shares of Preferred Stock, voting together as a class, increase or decrease the total number of authorized shares of Common Stock.

               (c) Series B, Series C and Series D Preferred Stock.  Subject
                   -----------------------------------------------
to the rights of series of Preferred Stock which may from time to time come into existence in compliance with the terms hereof, so long as any shares of Series B, Series B-1, Series C, Series C-1, Series D or Series D-1 Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B, Series B-1, Series C, Series C-1, Series D and Series D-1 Preferred Stock, voting together as a class:

                   (i) effect a transaction described in Section 2(c)(i) above, unless each holder of Series B or Series B-1 Preferred Stock shall receive at least $1.686 per share, each holder of Series C or Series C-1 Preferred Stock shall receive at least $3.80 per share, and each Series D or Series D-1 Preferred Stock shall receive at least $12.74 per share (each as adjusted for stock splits, stock dividends or recapitalizations) in connection with such transaction;

                   (ii) alter or change the rights, preferences or privileges of the shares of Series B, Series C or Series D Preferred Stock so as to affect adversely and materially the shares of such series;

                   (iii) issue, or obligate itself to issue, any other series of Preferred Stock at a price less than $0.843 per share with respect to the Series B, $1.90 with respect to the Series C and $6.37 with respect to the Series D (each as adjusted for stock splits, stock dividends or recapitalizations); provided, however, that the Corporation shall not issue or obligate itself to issue any other series of Preferred Stock at a price less than $1.90 but greater than $0.843 per share (as adjusted for stock splits, stock dividends or recapitalizations) without the approval of the holders of at least a majority of the then outstanding shares of Series C, Series C-1, Series D and Series D-1, voting together as a class; and provided, further, that Corporation shall not issue or obligate itself to issue any other series of Preferred Stock at a price less than $6.37 but greater than $1.90 per share (as adjusted for stock splits, stock dividends or recapitalizations) without the approval of the holders of at least a majority of the then outstanding shares of Series D and Series D-1, voting as a separate class; or

                   (iv) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

               (d) Series B Preferred Stock.  Subject to the rights of series of
                   ------------------------
Preferred Stock which may from time to time come into existence, so long as any shares of Series B or B-1 Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series B and B-1 Preferred Stock, voting together as a class:

                   (i) amend this Restated Certificate or the Bylaws of the Corporation to change or modify this clause (d) or if such amendment would alter, change or affect, directly or indirectly, adversely and materially the shares of Series B Preferred Stock in a manner different from the Series A, Series C, Series C-1, Series D or Series D-1 Preferred Stock;

                   (ii) increase or decrease (other than by conversion and except as set forth in Section 8) the total number of authorized shares of Series B or Series B-1 Preferred Stock; or

                   (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series B Preferred Stock with respect to voting, dividends or upon liquidation.

               (e) Series C Preferred Stock.  Subject to the rights of series of
                   ------------------------
Preferred Stock which may from time to time come into existence in compliance with the terms hereof, so long as any shares of Series C or Series C-1 Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series C and Series C-1 Preferred Stock, voting together as a class:

                   (i) amend this Restated Certificate or the Bylaws of the Corporation to change or modify this clause (e) or if such amendment would alter, change or affect, directly or indirectly, adversely and materially the shares of Series C or C-1 Preferred Stock in a manner different from the Series A, Series B, Series B-1, Series D or Series D-1 Preferred Stock;

                   (ii) increase or decrease (other than by conversion and except as set forth in Section 8) the total number of authorized shares of Series C or Series C-1 Preferred Stock; or

                   (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series C Preferred Stock with respect to voting, dividends, conversion or upon Liquidation.

               (f) Series D Preferred Stock.  Subject to the rights of series of
                   ------------------------
Preferred Stock which may from time to time come into existence in compliance with the terms hereof, so long as any shares of Series D or Series D -1 Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series D and Series D -1 Preferred Stock, voting together as a class:

                   (i) amend this Restated Certificate or the Bylaws of the Corporation to change or modify this clause (f) or if such amendment would alter, change or affect, directly or indirectly, adversely and materially the shares of Series D or Series D -1 Preferred Stock in a manner different from the Series A, Series B, Series B-1, Series C or Series C-1 Preferred Stock;

                   (ii) increase or decrease (other than by conversion and except as set forth in Section 8) the total number of authorized shares of Series D or Series D-1 Preferred Stock; or

                   (iii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series D Preferred Stock with respect to voting, dividends, conversion or upon Liquidation or otherwise.

          7.   Status of Converted Stock.  In the event any shares of Preferred
               -------------------------
Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8.   Special Mandatory Conversion.
               ----------------------------

               (a) At any time following the Purchase Date, if (i) any holder of shares of Series B, Series C or Series D Preferred Stock is offered the right to purchase equity securities of the Corporation in accordance with Section 2.3 of the Investors' Rights Agreement (the "Purchase Right") with respect to an equity
                                      --------------
financing in excess of $250,000 of the Corporation at a price per share which is less than the original issue price for the Series B, Series C or Series D Preferred Stock (as adjusted for stock dividends, stock splits, subdivisions or stock combinations) (an "Equity Financing") and (ii) such holder does not by
                         ----------------
exercise of such holder's Purchase Right acquire at least its pro rata amount of the total number of securities offered in such Equity Financing, then, effective immediately prior to the consummation of such Equity Financing, all of such holder's shares of Series B Preferred Stock, Series C or Series D Preferred Stock, as applicable, shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series B-1 Preferred Stock, Series C-1 or Series D-1 Preferred Stock, as applicable; provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Corporation, the Purchase Right with respect to such Equity Financing is waived in accordance with the terms of such request; and provided, further, that no such conversion shall occur in connection with a particular Equity Financing with respect to a particular holder of Series B, Series C or Series D Preferred Stock if, pursuant to the written request of the Corporation, (i) such holder agrees in writing to waive such holder's Purchase Right with respect to such Equity Financing and (ii) ninety percent (90%) of the holders of shares of Series B, Series C or Series D Preferred Stock, as applicable, agrees in writing that such particular holder of shares of Series B, Series C or Series D Preferred Stock, as applicable, may waive such particular holder's Purchase Right with respect to such Equity Financing. Upon conversion pursuant to this Section 8, the shares of Series B, Series C or Series D Preferred Stock so converted shall be canceled and not subject to reissuance.

               (b) The holder of any shares of Series B, Series C or Series D Preferred Stock converted pursuant to this Section 8 shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for such series of Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series B-1 Preferred Stock, Series C-1 or Series D-1 Preferred Stock, as applicable, to which such holder is entitled. The person in whose name the certificate for such shares of Series B-1 Preferred Stock, Series C-1 or Series D-1 Preferred Stock, as applicable, is to be issued shall be deemed to have become a stockholder on the effective date of the conversion of the Series B Preferred Stock, Series C or Series D Preferred Stock, as applicable, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

               (c) In the event that any shares of Series B-1, Series C-1 or Series D-1 Preferred Stock are issued, concurrently with such issuance, the Corporation shall use its best efforts to take all such action as may be required, including amending its Certificate of Incorporation, (i) to cancel all authorized shares of such series that remain unissued after such issuance, (ii) to create and reserve with respect to each new series of Preferred Stock equal in number to the number of shares of such series so canceled and designated Series B-2, Series C-2 or Series D-2 Preferred Stock (to the extent the canceled shares are shares of Series B-1 Preferred Stock, Series C-1 or Series D-1 Preferred Stock, as applicable), with the same designations, powers, preferences and rights and be subject to the same qualifications, limitations and restrictions identical as are then applicable to the Series B Preferred Stock (with respect to the Series B-2 Preferred Stock), Series C Preferred Stock (with respect to the Series C-2 Preferred Stock) or Series D Preferred Stock (with respect to the Series D-2 Preferred Stock), except that the conversion price for shares of Series B-2, Series C-2 or Series D-2 once initially issued shall be the Conversion Price for Series B, Series C or Series D Preferred Stock, as applicable, in effect immediately prior to such issuance and shall not after such issuance be subject to adjustment under Section 4(d)(i)(A) hereof and (iii) to amend the provisions of this Section 8 to provide that any subsequent special mandatory conversion pursuant hereto will be into shares of Series B-2, Series C-2 or Series D-2 Preferred Stock rather than Series B-1 Preferred Stock, Series C-1 or Series D-1 Preferred Stock, as applicable. The Corporation shall take the same actions with respect to the Series B-2, Series C-2 and Series D-2 Preferred Stock and each series of Preferred Stock subsequently authorized pursuant to this Section 8 upon initial issuance of shares of the last such series to be so authorized.

     (C)  Common Stock.
          ------------

          1.  Dividend Rights.  Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  Liquidation Rights.  Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

          3.  Redemption.  The Common Stock is not redeemable.
              ----------

          4.  Voting Rights.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

     Subject to Sections 5, 6(a)(v), 6(c)(i), 6(c)(ii), 6(d)(i), 6(d)(ii),
6(e)(i) and 6(f)(i) of Article IV hereof, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE VI

     Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

                                  ARTICLE VII

     (A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

     (C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                                  *    *    *

     The foregoing Fourth Amended and Restated Certificate of Incorporation has been duly adopted by this corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at Seattle, Washington, on December 12th, 1999.



                                    /s/ Martin Tobias
                                    _________________________________________
                                    Martin Tobias, Chief Executive Officer


                                    /s/ John W. Robertson
                                    _________________________________________
                                    John W. Robertson, Secretary